EXHIBIT 99.1
AMERICAN PACIFIC CORPORATION
FOR IMMEDIATE RELEASE
News Release
Contact: John Gibson – (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www. apfc.com
American Pacific Announces Closing of
$110 Million Senior Notes Offering
LAS VEGAS, NEVADA, February 6, 2007 – American Pacific Corporation (NASDAQ: APFC) (the “Company”) announced today that it has completed its previously announced private offering of $110 million aggregate principal amount of 9.0% Senior Notes due 2015.
The net proceeds from the issuance of the notes were used to:
•	repay all outstanding principal and interest on the Company’s first lien term loan and terminate the related commitment;

•	repay all outstanding principal and interest, including a pre-payment penalty of approximately $0.4 million, on the Company’s second lien term loan and terminate the related commitment;

•	fund an earnout payment of $6.0 million due to GenCorp Inc. related to the Company’s acquisition of its fine chemicals business; and

•	fund a negotiated early retirement of a subordinated seller note and accrued interest due to GenCorp Inc. at a discount from the stated amount of the note.
The notes were offered and sold in the United States only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions to non-U.S. persons in reliance on Regulation S of the Securities Act. The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
In connection with the closing, the Company amended and restated its first lien credit facility to provide a secured revolving credit facility in an aggregate principal amount of up to $20.0 million.
This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
About American Pacific Corporation
American Pacific is a leading manufacturer of specialty and fine chemicals within its focused markets, as well as propulsion products sold to defense, aerospace and pharmaceutical end markets. Our products provide access to, and movement in, space via solid fuel and propulsion thrusters and represent the key active ingredient in drug applications such as HIV, epilepsy and cancer. We also produce specialty chemicals utilized in various applications such as fire extinguishing systems, as well as manufacture water treatment equipment. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about American Pacific can be obtained by visiting the Company’s web site at www.apfc.com.